Exhibit 10.1

Execution Copy

SETTLEMENT AGREEMENT

This Settlement Agreement, including Annex A and Annex B hereto (the “Settlement Agreement”) is made as of September 8, 2016 between Petroandina Resources Corporation N.V. (“Petroandina”), Harvest Natural Resources, Inc. (“HNR”), HNR Energia B.V. (“HNR Energia” and, together with HNR, “Harvest”) and CT Energy Holding SRL (“CT Energy” and, together with Petroandina and Harvest, the “Parties,” with each being a “Party”). This Settlement Agreement shall become effective upon execution hereof by each of the Parties.

WHEREAS, Petroandina owns 7,250 Class A shares (the “Petroandina Shares”), and HNR Energia owns 12,750 Class A shares (the “Harvest Shares”), in Harvest-Vinccler Dutch Holding B.V. (“HVDH” or the “Company”);

WHEREAS, Petroandina’s and HNR Energia’s respective rights and obligations in connection with their joint investment in the Company are governed by a shareholders’ agreement between them (the “Shareholders’ Agreement”) dated as of December 16, 2013, and HNR Energia’s obligations under the Shareholders’ Agreement are guaranteed by HNR pursuant to a parent guarantee (the “Parent Guarantee”);

WHEREAS, HNR Energia wishes to sell the Harvest Shares to CT Energy (the “Proposed Transaction”) pursuant to a Share Purchase Agreement, dated as of June 29, 2016, by and among CT Energy, HNR Energia and HNR (the “Harvest-CT Energy SPA”);

WHEREAS, on July 12, 2016, Petroandina filed a motion for a preliminary injunction to enjoin the Proposed Transaction in Delaware Chancery Court (the “Court”), C.A. No. 10584-VCL (the “Motion”);

WHEREAS, on August 16, 2016, the Court granted the Motion and issued an Order, inter alia, enjoining Harvest from effecting the Proposed Transaction; and

WHEREAS, the Parties wish to resolve their dispute regarding the Proposed Transaction on the terms set forth below.

NOW, THEREFORE, in consideration of the premises and the respective promises, conditions, terms, and agreements contained herein, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties agree as follows:

A. Capitalized terms used in this Settlement Agreement and not otherwise defined herein shall have the meaning set forth in the Shareholders’ Agreement.

B. The Parties agree to be bound by, and to comply with, the terms of Annex A annexed hereto.

C. CT Energy, HNR and HNR Energia shall not (and shall not permit their respective Affiliates to) consummate or effect the Proposed Transaction that is the subject of the Harvest-CT Energy SPA unless the Petroandina Closing (as defined in Annex A) has occurred (or occurs concurrently therewith) and CT Energy, HNR and HNR Energia have otherwise complied in all material respects with the terms of this Settlement Agreement.

D. None of CT Energy, HNR or HNR Energia shall (nor shall they permit their respective Affiliates to) directly or indirectly, undertake, consummate, commit or agree to (by Contract or otherwise) any transaction for the direct or indirect sale, transfer or other disposition of the Harvest Shares (or other securities or direct or indirect assets of HVDH) (an “HVDH Transfer”) other than the Proposed Transaction contemplated by and in accordance with the terms of the Harvest-CT Energy SPA undertaken in accordance with this Settlement Agreement, unless (i) the Harvest-CT Energy SPA has previously been terminated in accordance with Section 8.1(b), 8.1(c) or 8.1(d) of the Harvest-CT Energy SPA and (ii) for so long as the Shareholders’ Agreement is in effect, CT Energy, HNR, HNR Energia and their respective Affiliates comply strictly with the terms of the Shareholders’ Agreement (including Article III thereof) and the Parent Guarantee applicable to such HVDH Transfer.

E. Within one (1) Business Day of the execution of this Settlement Agreement, the Parties shall sign and submit the proposed stipulation and order set forth in Annex B hereto to the Court and request that the Court So-Order that stipulation (the “Stipulation and Order”).

F. Harvest hereby releases (the “Harvest Release”) Petroandina, its affiliates, parents and subsidiaries, all of its respective past, present and future officers, directors, managing directors, members, partners, employees and, in their capacities as such, its agents, attorneys, accountants, advisors, and representatives, and each of its predecessors, successors and assigns (the “Petroandina Releasees”), from, and without limitation, any and all actions, causes of action, proceedings, controversies, liabilities, obligations, rights, suits, damages, judgments and demands of any kind, assertable directly or derivatively, arising or accruing or based in whole or in part upon any event or circumstance occurring or which should have occurred at any time in the past up to and including the date hereof, whether now known or unknown, suspected or unsuspected, asserted or unasserted, in law, equity or otherwise, arising out of or in connection with the Shareholders’ Agreement, the Harvest-CT Energy SPA or the Proposed Transaction; provided, however, that this release shall not affect Petroandina’s obligations under this Settlement Agreement. Harvest shall not, and shall not permit any of its Affiliates to, initiate or pursue any proceeding, arbitration, suit, claim for damages, demand or action of any kind that is contained within the scope of the Harvest Release. Notwithstanding anything to the contrary herein, the Harvest Release shall not be effective unless and until (i) the Stipulation and Order has been so-ordered by the Court and (ii) the Petroandina Closing shall have been consummated in accordance with this Settlement Agreement.

G. CT Energy hereby releases (the “CT Energy Release”) the Petroandina Releasees from, and without limitation, any and all actions, causes of action, proceedings, controversies, liabilities, obligations, rights, suits, damages, judgments and demands of any kind, assertable directly or derivatively, arising or accruing or based in whole or in part upon any event or circumstance occurring or which should have occurred at any time in the past up to and including the date hereof, whether now known or unknown, suspected or unsuspected, asserted or unasserted, in law, equity or otherwise, arising out of or in connection with the

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Shareholders’ Agreement, the Harvest-CT Energy SPA or the Proposed Transaction; provided, however, that this release shall not affect Petroandina’s obligations under this Settlement Agreement. CT Energy shall not, and shall not permit any of its Affiliates to, initiate or pursue any proceeding, arbitration, suit, claim for damages, demand or action of any kind that is contained within the scope of the CT Energy Release. Notwithstanding anything to the contrary herein, the CT Energy Release shall not be effective unless and until (i) the Stipulation and Order has been so-ordered by the Court and (ii) the Petroandina Closing shall have been consummated in accordance with this Settlement Agreement.

H. Petroandina hereby releases (the “Petroandina Release”) Harvest and CT Energy, their affiliates, parents and subsidiaries, all of their respective past, present and future officers, directors, managing directors, members, partners, employees and, in their capacities as such, their agents, attorneys, accountants, advisors, and representatives, and each of their predecessors, successors and assigns (the “Harvest and CT Energy Releasees”), from, and without limitation, any and all actions, causes of action, proceedings, controversies, liabilities, obligations, rights, suits, damages, judgments and demands of any kind, assertable directly or derivatively, arising or accruing or based in whole or in part upon any event or circumstance occurring or which should have occurred at any time in the past up to and including the date hereof, whether now known or unknown, suspected or unsuspected, asserted or unasserted, in law, equity or otherwise, arising out of or in connection with the Shareholders’ Agreement, the Harvest-CT Energy SPA or the Proposed Transaction; provided, however, that this release shall not affect the obligations of Harvest and CT Energy under this Settlement Agreement. Petroandina shall not, and shall not permit any of its Affiliates to, initiate or pursue any proceeding, arbitration, suit, claim for damages, demand or action of any kind that is contained within the scope of the Petroandina Release. Notwithstanding anything to the contrary herein, the Petroandina Release shall not be effective unless and until (i) the Stipulation and Order has been so-ordered by the Court and (ii) the Petroandina Closing shall have been consummated in accordance with this Settlement Agreement.

I. This Settlement Agreement shall be governed by, construed, and enforced under the laws of the State of Delaware, without giving effect to any choice or conflict of laws provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware; provided, that (i) the Deed of Transfer (as defined in Annex A), (ii) all other notarial deeds executed by the Closing Notary (as defined in Annex A), and (iii) all shareholders’ resolutions / minutes of duly convened shareholders’ meetings in relation to such notarial deeds shall be exclusively governed by, and construed in accordance with, the laws of The Netherlands without giving effect to any choice or conflict of laws provision or rule (whether of The Netherlands or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than The Netherlands.

J. The Parties irrevocably submit to the exclusive jurisdiction of the Court of Chancery of the State of Delaware, County of New Castle (or, if (but only if) such court shall be unavailable, any other court of the State of Delaware or any Federal court sitting in the State of Delaware), for the purpose of any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Settlement Agreement, and irrevocably agree that all claims in respect to such action or proceeding may be heard and determined exclusively in the Court of Chancery of the State of Delaware, County of New Castle (or, if (but only if) such court shall be unavailable, any other court of the State of Delaware or any Federal court sitting in the State of Delaware).

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K. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, may occur in the event that the Parties hereto do not perform the provisions of this Settlement Agreement in accordance with its specified terms or otherwise breach such provisions. Accordingly, the Parties acknowledge and agree that the Parties hereto shall be entitled, without posting a bond, security or other indemnity, to an injunction, specific performance and other equitable relief to prevent breaches of this Settlement Agreement and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which they are entitled at law or in equity. Each Party agrees not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches of this Settlement Agreement by such Party, and to specifically enforce the terms and provisions of this Settlement Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of such Party under this Settlement Agreement. The Parties further agree that (i) by seeking the remedies provided for in this Paragraph, a Party shall not in any respect waive its right to seek any other form of relief that may be available to a Party, and (ii) neither the commencement of any legal proceeding pursuant to this Paragraph nor anything set forth in this Paragraph shall restrict or limit any Party’s right to pursue any other remedies that may be available then or thereafter (it being understood that this sentence shall not limit or otherwise affect the releases set forth in Paragraphs F, G and H).

L. The Parties each waive, to the fullest extent permitted by applicable law, any right it may have to trial by jury in respect of any proceedings relating to this Settlement Agreement.

M. Any Party that is in breach of this Agreement shall promptly reimburse each of the other Parties from and against any and all fees, costs or expenses (including legal fees and expenses) incurred by any such other Party and its Affiliates in connection with the enforcement of, and collection of any amounts owed under, this Settlement Agreement as a result of such breach.

N. Each Party represents and warrants that:

(i) It is a corporation or Society with Restricted Liability duly organized, validly existing and (to the extent applicable) in good standing under the laws of its jurisdiction of organization and has the requisite corporate or other entity power and authority to conduct its business as it is now being conducted; it is duly qualified or licensed as a foreign entity to do business, and (to the extent applicable) is in good standing, in each jurisdiction in which the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary;

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(ii) It has all necessary corporate power and authority to execute and deliver this Settlement Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby; the execution and delivery of this Settlement Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate or other entity action, and no other corporate or other entity proceedings on the part of it are necessary to authorize the execution and delivery of this Settlement Agreement or to consummate the transactions contemplated hereby; this Settlement Agreement has been duly and validly executed and delivered by it and, assuming the due authorization, execution and delivery by each other Party, constitutes a legal, valid and binding obligation of it, enforceable against it in accordance with its terms (except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditor’s rights, and subject to general equitable principles);

(iii) None of the execution and delivery of this Settlement Agreement by it, the consummation by it of the transactions contemplated hereby or performance of its obligations hereunder will (x) conflict with or violate its organizational documents, (y) conflict with or violate any Law applicable to it or by which any of its properties or assets are bound or affected or (z) result in any breach of, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of its properties or assets pursuant to, any note, bond, mortgage, indenture or credit agreement, or any other Contract or other instrument or obligation to which it is a party or by which it or any of its properties or assets is bound, other than, in the case of clauses (y) and (z), for any such violation, breach, default, right, termination, amendment, acceleration, or cancellation that would not reasonably be expected to, individually or in the aggregate, materially impair the ability of it to consummate the transactions contemplated by this Settlement Agreement;

(iv) None of the execution and delivery of this Settlement Agreement by it, the consummation by it of the transactions contemplated hereby, or performance of its obligations hereunder will require any consent, approval, authorization, waiver or permit of, or filing with or notification to, any Governmental Authority, except for such consents, approvals, authorizations or permits, filings or notifications, the failure of which to have, make or obtain, as applicable, would not reasonably be expected to, individually or in the aggregate, materially impair the ability of it to consummate the transactions contemplated by this Settlement Agreement; and

(v) It has made such investigation of the facts pertaining to the litigation that is the subject hereof, this settlement, and this Settlement Agreement and of all the matters pertaining thereto and hereto as it deems necessary; it has had the opportunity to have counsel of its choosing review this Settlement Agreement prior to signing it and to seek appropriate legal advice from counsel regarding this Settlement Agreement; and it has read this Settlement Agreement, understands its contents, and has executed it voluntarily and without duress or undue influence from any person or entity.

Except for the representations and warranties expressly set forth in this Paragraph N and in Article II of Annex A, no Party (and none of any of its Affiliates or any other Person on behalf of it) makes any express or implied representation or warranty (and there is and

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has been no reliance by any other Party or any of its Affiliates on any such representation or warranty) with respect to this Settlement Agreement, the Petroandina Shares or the Acquired Companies (as defined in the Harvest-CT Energy SPA) or their respective businesses. To the extent that each of the representations and warranties set forth in clauses (ii), (iii) and (iv) of this Paragraph N apply to the transactions contemplated by the Harvest-CT Energy SPA, such representations and warranties shall be subject to the exceptions included in or disclosed against the representations and warranties set forth in Section 4.3, 4.4 and 5.3 of the Harvest-CT Energy SPA with respect to the consummation of the transactions contemplated by the Harvest-CT Energy SPA.

O. If the Petroandina Closing occurs, Harvest shall pay or cause to be paid to Petroandina on the Petroandina Closing Date, by wire transfer of immediately available funds, an amount equal to US$1,000,000 (the “Harvest Amount”) to an account designated by Petroandina, as reimbursement for the expenses incurred by Petroandina and its affiliates in connection with litigation between Petroandina and Harvest under the Shareholders’ Agreement. If made, such payment shall be in full satisfaction of any claim the Petroandina or any of its affiliates may have against Harvest, HNR Energia or any of their respective affiliates in respect of expenses incurred by Petroandina and its affiliates in respect of such litigation. Harvest hereby irrevocably assigns, and instructs CT Energy to pay, and CT Energy hereby consents to such assignment and agrees to pay, to Petroandina directly (to an account designated by Petroandina), the Harvest Amount out of any payment that is required to be made by CT Energy under the Harvest-CT Energy SPA. Except for the payment under the first sentence of this Paragraph O or as otherwise expressly set forth in this Settlement Agreement, all fees and expenses incurred in connection with this Settlement Agreement and the transactions contemplated by this Settlement Agreement shall be paid by the Party incurring such fees or expenses, whether or not the transactions contemplated by this Settlement Agreement are consummated.

P. This Settlement Agreement shall not be construed for or against any of the Parties, but rather shall be given a fair and reasonable interpretation based upon the plain language of this Settlement Agreement and the expressed intent of the Parties, without regard to which of the Parties prepared this Settlement Agreement. Any headings in this Settlement Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Settlement Agreement. Whenever the words “include,” “includes” or “including” are used in this Settlement Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein,” “hereby,” “hereto” and “hereunder” and words of similar import when used in this Settlement Agreement shall refer to this Settlement Agreement as a whole and not to any particular provision of this Settlement Agreement. Words describing the singular number shall be deemed to include the plural and vice versa, and words denoting any gender shall be deemed to include all genders. Unless otherwise indicated, (i) when a reference is made in this Settlement Agreement to a Paragraph or Annex, such reference shall be a reference to a Paragraph of or Annex to this Agreement and (ii) when a reference is made to a Section or Article, such reference shall be a reference to a Section or Article of Annex A to this Settlement Agreement.

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Q. Neither this Settlement Agreement nor any rights, interests or obligations hereunder shall be assigned by any of the Parties (whether by operation of law or otherwise) without the prior written consent of the other Parties, except that CT Energy may assign its rights and delegate its obligations to an Affiliate (as defined in the Harvest-CT Energy SPA) to which it has assigned its rights and delegated its obligations under the Harvest-CT Energy SPA in accordance with the terms thereof; provided that (i) CT Energy shall (A) remain jointly and severally liable with such Affiliate for all of CT Energy’s obligations hereunder and (B) provide Petroandina with at least two Business Days’ prior written notice of such assignment together with such assignee’s written agreement, in a form reasonably acceptable to Petroandina, to be bound by the terms of this Settlement Agreement. Subject to the preceding sentence, this Settlement Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective permitted successors and permitted assigns. This Settlement Agreement is not intended to and shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

R. This Settlement Agreement may not be altered or modified except by a writing authorized and signed by or on behalf of each of the Parties. Subject to applicable Law, any Party may, without limiting its rights and remedies under this Settlement Agreement, (i) extend the time for the performance of any obligation or other act of any other Party, (ii) waive any inaccuracy in the representations and warranties of the other Party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any agreement or condition contained herein. Notwithstanding the foregoing, no failure or delay by any Party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder. Any agreement on the part of a Party to any extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party.

S. If any term or other provision of this Settlement Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, illegal or incapable of being enforced under any present or future Law or public policy, (a) such term or other provision shall be fully separable, (b) this Settlement Agreement shall be construed and enforced as if such invalid, illegal or unenforceable provision had never comprised a part hereof, and (c) all other conditions and provisions of this Settlement Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable term or other provision or by its severance herefrom so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Settlement Agreement so as to effect the original intent of the Parties as closely as possible to the fullest extent permitted by applicable Law in a mutually acceptable manner in order that the transactions contemplated hereby are fulfilled as originally contemplated to the fullest extent possible.

T. This Settlement Agreement may be executed, in whole or in part, in any number of originals or counterparts, each of which shall be deemed an original, but all of which together shall constitute only one instrument.

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U. The Parties agree to execute any and all documents and to do and perform any and all further acts and things reasonably necessary or proper to effectuate or further evidence the terms and provisions of this Settlement Agreement.

V. The representations and warranties of CT Energy and Harvest set forth in Section 2.3 of Annex A shall survive the consummation or termination of the transactions contemplated by Annex A until the end of the period contemplated by the applicable statute of limitations. The representations and warranties of the Parties set forth in Paragraph N and in Sections 2.1 and 2.2 of Annex A shall not survive the consummation or termination of the transactions contemplated by Annex A. Each of the covenants or other agreements contained in this Settlement Agreement shall survive the consummation or termination of the transactions contemplated by Annex A until the later of (i) the end of its term and (ii) the end of the period contemplated by the applicable statute of limitations.

W. Within three (3) Business Days following the consummation of the Petroandina Closing, Petroandina in accordance with this Settlement Agreement will dismiss Court action C.A. No. 10584-VCL with prejudice.

X. HNR and HNR Energia shall be jointly and severally liable for performance of their respective obligations hereunder.

Y. Each of HNR Energia and Petroandina shall be deemed to have waived any provision of Article III of the Shareholders’ Agreement to the extent it would be violated by the Harvest-CT Energy SPA or Annex A; provided that, for the avoidance of doubt, such waiver shall apply solely with respect to actions taken from and after the date of and in accordance with this Settlement Agreement and, with respect to the transactions contemplated by the Harvest-CT Energy SPA and Annex A, only if consummated in accordance with this Settlement Agreement and only if the Petroandina Closing (as defined in Annex A) shall occur on the Closing Date (as defined in the Harvest-CT Energy SPA) or such earlier date as may be agreed by Petroandina and CT Energy. Except as provided in the foregoing sentence, this Settlement Agreement and the transactions contemplated hereby shall in each case be without prejudice to any of Petroandina’s rights under the Shareholders’ Agreement and the Parent Guarantee, including with respect to any transaction that is not contemplated by this Settlement Agreement.

Z. Notwithstanding anything else in this Settlement Agreement, the Shareholders’ Agreement shall remain in full force and effect; provided that upon the occurrence of the Petroandina Closing in accordance with the terms of this Settlement Agreement, the Shareholders’ Agreement shall be terminated and shall be of no further force and effect.

AA. Harvest agrees to, and shall cause HVDH to, prepare and deliver to Petroandina: (i) as soon as they are approved by HDVH, the unaudited consolidated financial statements of HVDH for fiscal year 2015; and (ii) as promptly as practicable, the audited consolidated financial statements of HVDH for fiscal year 2015, prepared in accordance with U.S. GAAP.

[signature page follows]

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IN WITNESS WHEREOF, each of the Parties has caused this Settlement Agreement to be executed by its duly authorized representative.

On behalf of Petroandina Resources Corporation N.V.

By:	/s/ Diego P. Roizen

Name: Diego P. Roizen

Title: Authorized Signatory

Date: September 6, 2016

On behalf of Harvest Natural Resources, Inc. and HNR Energia B.V.

By:	/s/ Keith L. Head

Name: Keith L. Head

Title: Attorney-in-Fact

Date: September 6, 2016

On behalf of CT Energy Holding SRL

By:	/s/ Francisco Hung Vaillant

Name: Francisco Hung Vaillant

Title: Director

Date: September 8, 2016

ANNEX A

PURCHASE AND SALE OF PETROANDINA SHARES

This Annex is part of the Settlement Agreement made as of September 8, 2016 between Petroandina Resources Corporation N.V. (“Petroandina”), Harvest Natural Resources, Inc. (“HNR”) and HNR Energia B.V. (“HNR Energia” and together with HNR, “Harvest”), and CT Energy Holding SRL (“CT Energy” and together with Petroandina, the “Sale Parties,” with each being a “Sale Party.” Notwithstanding anything in the Harvest-CT Energy SPA to the contrary, each of HNR, HNR Energia, CT Energy and Petroandina hereby agree as follows:

ARTICLE I

SHARE PURCHASE

Section 1.1 Purchase and Sale of Petroandina Shares.

(a) Subject to the terms and conditions specified in this Annex A, as a condition to, and simultaneous with or prior to the Closing (as defined in the Harvest-CT Energy SPA), Petroandina shall sell, transfer and deliver the Petroandina Shares to CT Energy, with full title and guarantee free from all Liens (other than restrictions under applicable securities Laws and the terms of the articles of association of HVDH), together with all rights and benefits attached thereto (including in respect of all dividends attached to the Petroandina Shares, regardless of whether declared before, on or after the date hereof and regardless of the record date therefor), and CT Energy shall purchase and accept such Petroandina Shares from Petroandina.

(b) In exchange for the sale, transfer and delivery of the Petroandina Shares to CT Energy in accordance with Section 1.1(a), CT Energy shall pay aggregate cash consideration of US$ 72,761,823 (the “Petroandina Purchase Price”) by wire transfer from a Qualified Institution (as defined in the Harvest-CT Energy SPA) of immediately available funds to an account at a Qualified Institution designated by Petroandina at least two (2) Business Days prior to the Petroandina Closing.

Section 1.2 Petroandina Closing.

(a) Subject to and in accordance with the provisions of this Annex A, the closing of the purchase and sale of the Petroandina Shares (the “Petroandina Closing”) will occur at 10:00 a.m. local time at the offices of Cleary Gottlieb Steen & Hamilton, LLP in New York, New York (or such other location agreed to by the Sale Parties) on the Closing Date (as defined in the Harvest-CT Energy SPA) or such earlier date as may be agreed by the Sale Parties (such date on which the Petroandina Closing occurs, the “Petroandina Closing Date”). Prior to the Petroandina Closing Date, CT Energy and Petroandina shall execute and deliver to the Closing Notary (as defined below) a notary letter substantially in the form attached hereto as Exhibit II, mutatis mutandis (the “Notary Letter”). As used herein, “Closing Notary” means any civil law notary (notaris) of Houthoff Buruma Coöperatief U.A. or such other notaris as is mutually agreed by the Sale Parties.

(b) On the Petroandina Closing Date and prior to the Petroandina Closing, CT Energy shall deposit the Petroandina Purchase Price into the Notary Account (as defined in the Notary Letter) in accordance with the Notary Letter.

(c) At the Petroandina Closing:

(i) Petroandina shall deliver to the Closing Notary:

(A) if necessary for the purchase and sale of the Petroandina Shares, a written shareholders’ resolution duly executed by Petroandina, approving the transfer of the Petroandina Shares and that is effective pursuant to the articles of association of HVDH; and

(B) a duly legalized power-of-attorney with respect to the execution of a notarial deed of transfer (the “Deed of Transfer”) in respect of the Petroandina Shares;

(ii) HNR Energia shall deliver to the Closing Notary a written shareholders’ resolution duly executed by HNR Energia, approving the transfer of the Petroandina Shares and that is effective pursuant to the articles of association of HVDH;

(iii) CT Energy shall deliver to the Closing Notary a duly legalized power-of-attorney with respect to the execution of the Deed of Transfer in respect of the Petroandina Shares; and

(iv) CT Energy and, subject to CT Energy’s compliance with Section 1.2(b), Petroandina shall cause the Petroandina Shares to be transferred to CT Energy by way of execution and delivery to the Closing Notary of an Initial Completion Confirmation (as defined in the Notary Letter);

(v) Petroandina shall deliver to CT Energy all such other documents and instruments as are required to consummate the purchase and sale of the Petroandina Shares; and

(vi) Petroandina shall deliver to HNR Energia (with a copy to CT Energy) an agreement, in form and substance reasonable acceptable to HNR Energia and CT Energy, terminating the Shareholders’ Agreement.

(d) In the event that the vote of the shareholders of HVDH is necessary to approve the transfer of Petroandina Shares at the Petroandina Closing, HNR Energia shall take such action as is necessary to, in accordance with the articles of association of HVDH: (i) call a general meeting of the shareholders of HVDH; (ii) cause the Harvest Shares to present or represented thereat; (iii) vote in favor of the transfer of Petroandina Shares at the Petroandina Closing; and (iv) deliver to the Closing Notary such evidence of such approval as is required for the Petroandina Shares to be transferred to CT Energy at the Petroandina Closing.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

Section 2.1 Additional Representations and Warranties of Petroandina. Petroandina hereby represents and warrants to CT Energy as follows:

(a) It has good title to the Petroandina Shares free and clear of any Liens (other than restrictions under the Shareholders Agreement and applicable securities Laws and the terms of the articles of association of HVDH); and

(b) No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Annex A based upon arrangements made by or on behalf of Petroandina.

Section 2.2 Additional Representations and Warranties of CT Energy. CT Energy hereby represents and warrants to Petroandina as follows:

(a) CT Energy has or will have sufficient funds to consummate the transactions contemplated by this Annex A;

(b) No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Annex A based upon arrangements made by or on behalf of CT Energy; and

Section 2.3 Additional Representations and Warranties of CT Energy and Harvest. Each of CT Energy and Harvest hereby represents and warrants to Petroandina that: the Harvest-CT Energy SPA attached as Exhibit I is a true and complete copy of the Harvest-CT Energy SPA; the Purchase Consideration (as defined in the Harvest-CT Energy SPA) to be paid by CT Energy to HNR Energia under the Harvest-CT Energy SPA is the sole and exclusive consideration to be paid by CT Energy for the Harvest Shares; there are no representations, warranties, covenants, agreements or other obligations in respect of the purchase of Harvest Shares other than those set forth in the Harvest-CT Energy SPA; and there has been no amendment, modification or waiver, or consent under, any provision of the Harvest-CT Energy SPA, except for any such amendments, modifications, waivers or consents made strictly in accordance with Section 5.1 (c) and Section 5.1(d) after the date hereof.

ARTICLE III

CONDITIONS TO PETROANDINA CLOSING

Section 3.1 Conditions to the Obligations of CT Energy. The obligations of CT Energy to consummate the transactions contemplated by this Annex A to be consummated at the Petroandina Closing are subject to the satisfaction or (to the extent permitted by Law) waiver by CT Energy at or prior to the Petroandina Closing Date of the following conditions:

(a) there shall be no legal proceeding pending against HNR, HNR Energia, CT Energy or Petroandina seeking to enjoin, and no Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law that has the effect of enjoining or otherwise prohibiting, the consummation of the sale of the Petroandina Shares pursuant to the terms of this Annex A (collectively, “Restraints”);

(b) each of the representations and warranties of Petroandina set forth in this Settlement Agreement shall be true and correct in all respects at and as of the date of this Settlement Agreement and the Petroandina Closing Date; and

(c) Petroandina shall have performed or complied in all material respects with each agreement and covenant required by this Settlement Agreement to be performed or complied with by it on or prior to the Petroandina Closing Date.

Section 3.2 Conditions to the Obligations of Petroandina. The obligations of Petroandina to consummate the transactions contemplated by this Annex A to be consummated at the Petroandina Closing are subject to the satisfaction or (to the extent permitted by Law) waiver by Petroandina at or prior to the Petroandina Closing Date of the following conditions:

(a) There shall be no Restraints;

(b) Each of the representations and warranties of CT Energy set forth in this Settlement Agreement shall be true and correct in all respects at and as of the date of this Settlement Agreement and the Petroandina Closing Date;

(c) CT Energy shall have performed or complied in all material respects with each agreement and covenant required by this Settlement Agreement to be performed or complied with by it on or prior to the Petroandina Closing Date; and

(d) Prior to or concurrently with the Petroandina Closing, Petroandina shall have received the Harvest Amount in accordance with Paragraph O of this Settlement Agreement.

Section 3.3 Frustration of Closing Conditions. CT Energy may not rely on the failure of any conditions set forth in Section 3.1 to be satisfied as a basis for not consummating the transactions contemplated hereby or terminating this Annex A if such failure was caused by the failure of CT Energy to perform any of its obligations under this Settlement Agreement. Petroandina may not rely on the failure of any conditions set forth in Section 3.2 to be satisfied as a basis for not consummating the transactions contemplated hereby or terminating this Annex A if such failure was caused by the failure of Petroandina to perform any of its obligations under this Settlement Agreement.

ARTICLE IV

TERMINATION

Section 4.1 Termination. This Annex A may be terminated (to the extent set forth in Section 4.2) at any time prior to the Petroandina Closing Date as follows:

(a) by mutual written consent of each of CT Energy and Petroandina;

(b) by either CT Energy or Petroandina, if:

(i) the Harvest-CT Energy SPA is terminated in accordance with its terms; or

(ii) any Restraint shall be in effect, and such Restraint shall have become final and non-appealable;

(c) by CT Energy, if Petroandina shall have materially breached or materially failed to perform any of its representations, warranties, covenants or other agreements set forth in this Settlement Agreement, which breach or failure to perform (x) would give rise to a failure of a condition set forth in Section 3.1(b) or Section 3.1(c) and (y) is not cured by Petroandina on or before the date that is thirty (30) days following receipt by Petroandina of written notice from CT Energy of such breach or failure; provided, however, that CT Energy shall not have a right to terminate this Annex A pursuant to this Section 4.1(c) if CT Energy is then in material breach of any of its representations, warranties, covenants or agreements under this Settlement Agreement;

(d) by Petroandina:

(i) if CT Energy shall have materially breached or materially failed to perform any of its representations, warranties, covenants or other agreements set forth in this Settlement Agreement, which breach or failure to perform (x) would give rise to a failure of a condition set forth in Section 3.2(b) or Section 3.2(c) and (y) is not cured by CT Energy on or before the date that is thirty (30) days following receipt by CT Energy of written notice from Petroandina of such breach or failure; provided, however, that Petroandina shall not have a right to terminate this Annex A pursuant to this Section 4.1(d)(i) if Petroandina is then in material breach of any of its representations, warranties, covenants or agreements under this Settlement Agreement; or

(ii) if the Petroandina Closing shall not have occurred on or before December 31, 2016.

Section 4.2 Effect of Termination.

(a) In the event that this Annex A is terminated in accordance with Section 4.1, (x) written notice thereof shall be given to the other Parties, specifying the provisions hereof pursuant to which such termination is made and the basis therefor described in reasonable detail and (y) this Annex A, and the obligations and rights of the Parties in respect hereof, shall forthwith become null and void and of no effect without liability on the part of any Party (or any of its Representatives), and all rights and obligations of any Party shall cease; provided, however, that termination pursuant to Section 4.1 shall not relieve any Party from liability for any breach of this Settlement Agreement or the Harvest-CT Energy SPA prior to such termination; provided, further, that the provisions of this Article IV and Article V (the “Surviving Provisions”) shall survive any termination of this Agreement pursuant to Section 4.1. For the avoidance of doubt, and notwithstanding anything to the contrary in this Settlement Agreement, each of HNR, HNR Energia and CT Energy hereby acknowledge and agree that in no event shall Petroandina be liable for any Losses of HNR, HNR Energia, CT Energy or any of

their respective current or future, direct or indirect equityholders, general or limited partners, stockholders, members, managers, controlling persons, directors, officers, employees, agents Affliates or Representatives, or any of their respective successors or assigns or other representative of any of the foregoing, relating to, arising out of or in connection with the Harvest-CT Energy SPA as a result of termination of this Annex A for any reason.

(b) In the event that this Annex A is terminated for any reason, (x) each of CT Energy and HNR Energia shall, and HNR shall cause HNR Energia to, promptly terminate the Harvest-CT Energy SPA and (y) the Shareholders’ Agreement and Parent Guarantee shall remain in full force and effect.

ARTICLE V

MISCELLANEOUS

Section 5.1 Certain Other Undertakings of CT Energy, HNR and HNR Energia.

(a) CT Energy, HNR and HNR Energia shall not consummate the Proposed Transaction unless the Petroandina Closing has occurred (or occurs concurrently therewith).

(b) Each of CT Energy and HNR Energia hereby agrees that the Stipulation and Order shall not constitute a Restraint for purposes of Section 7.1(c) or Section 8.1(b)(ii) of the Harvest-CT Energy SPA.

(c) CT Energy, HNR and HNR Energia shall not amend, modify or waive, or consent to any amendment, modification, waiver or other matter in respect of, the Harvest-CT Energy SPA in a manner that (i) changes the consideration for the Proposed Transaction, including any change to the Purchase Consideration (as defined in the Harvest-CT Energy SPA), in any respect or (ii) could reasonably be expected to adversely affect Petroandina or Petroandina’s interests, rights or obligations under this Settlement Agreement or the consummation of the transactions contemplated by this Annex A, without the prior written consent of Petroandina, which consent may be withheld in the sole and absolute discretion of Petroandina.

(d) Each of CT Energy, HNR and HNR Energia shall: (i) give prompt notice (in reasonable detail) to Petroandina of (A) any fact, event or circumstance that would, or would be reasonably likely to, cause or constitute a breach of any of its representations, warranties, covenants or agreements contained in the Harvest-CT Energy SPA that could permit the termination of the Harvest-CT Energy SPA pursuant to the terms thereof or result in the failure of any condition in Article VII of the Harvest-CT Energy SPA to be satisfied, (B) any material change, effect or circumstance that would reasonably be expected to give rise to a failure of any condition in Article VII of the Harvest-CT Energy SPA or (C) its intention to terminate the Harvest-CT Energy SPA: (ii) promptly provide Petroandina with a copy of any notice or other communication, instrument or other document delivered under or in connection with the Harvest-CT Energy SPA (including in respect of any amendment, modification, waiver or consent) after the date of the Settlement Agreement; (iii) promptly (and in any event no later than 10 Business Days prior to the Closing Date under the Harvest-CT Energy SPA) provide notice to Petroandina of the date of the Closing under the Harvest-CT Energy SPA; (iv) promptly (and in any event no later than five Business Days prior to the execution or effectiveness thereof) provide Petroandina with notice and a copy of any proposed amendment, modification, waiver, consent or other action under the Harvest-CT Energy SPA; provided, that the failure to provide any notice described in clause (i) of this Section 5.1 shall not, in and of itself, constitute a breach of this Annex A for purposes of Section 3.1(c) or Section 3.2(c); and (v) promptly (and in any event within two Business Days) notify Petroandina of the satisfaction or waiver of the conditions set forth in Sections 7.1(b) and 7.1(c) of the Harvest-CTA SPA. Harvest shall promptly provide Petroandina with any other information reasonably requested by Petroandina relating to any matter under the foregoing clauses (i) through (v). No information provided pursuant to this Section 5.1(d) shall, except pursuant to a request from any stock exchange or regulatory authority or as otherwise required by law, regulation or court order, be disclosed by Petroandina to anyone other than its affiliates and its and its affiliates’ partners, directors, officers, employees, agents, advisors (including, without limitation, legal, financial and accounting advisors), consultants and other representatives and representatives of the foregoing (“Representatives”) in connection with such Representatives’ involvement in respect of this Settlement Agreement or Petroandina’s investment in HVDH, it being understood that nothing contained herein shall prevent the disclosure by Petroandina of any such information in connection with any court proceedings concerning the Shareholders’ Agreement or this Settlement Agreement. The preceding sentence shall not apply to information that (A) can be obtained from publicly available sources (other than as a result of a breach of the obligations in the preceding sentence by Petroandina or its Representatives), (B) is independently developed by Petroandina or its Representatives without use of or reference to such information, (C) was in Petroandina or its Representatives’ possession prior to the date of disclosure pursuant to this Section 5.1(d), provided that such information is not known by Petroandina to be subject to another confidentiality agreement with, or other obligation of secrecy to, Harvest or CTA Energy or (D) that comes into Petroandina or its Representatives’ possession from a third party who is not known by Petroandina to be under a confidentiality or other obligation of secrecy to Harvest or CT Energy with respect to such information.

Section 5.2 Notices. Any notice required to be given hereunder shall be sufficient if in writing and sent by facsimile transmission (providing confirmation of transmission by the transmitting equipment) or e-mail of a .pdf attachment (with confirmation of receipt by nonautomated reply e-mail from the recipient); provided, that any notice received by facsimile or email transmission or otherwise at the addressee’s location on any Business Day after 5:00p.m. (New York City time) shall be deemed to have been received at 9:00 a.m. (New York City time) on the next Business Day, by reliable overnight delivery service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 5.2):

if to CT Energy or Harvest:

as set forth in Section 10.2 of the Harvest-CT Energy SPA;

if to Petroandina:

Petroandina Resources Corporation N.V.

Muiderstraat 7/A

1011PZ Amsterdam, The Netherlands

Phone: +31 20 662 2199

Fax: +31 20 364 0323

e-mail: mstorni@pluspetrol.net

Attention: María Ximena Storni

with a copy (which shall not constitute notice) to:

Cleary Gottlieb Steen & Hamilton LLP

One Liberty Plaza

New York, NY 10006

Phone: (212) 225-2000

Fax: (212) 225-3999

e-mail: jlewis@cgsh.com; nwhoriskey@cgsh.com

Attention: Jeffrey S. Lewis

Neil Q. Whoriskey

ANNEX B

IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE

PETROANDINA RESOURCES CORPORATION N.V., Plaintiff, v. HARVEST NATURAL RESOURCES, INC., AND HNR ENERGIA B.V., Defendants.	) ) ) ) ) ) ) ) ) ) ) ) )	C.A. No. 10584-VCL

STIPULATION AND [PROPOSED] ORDER

WHEREAS, Plaintiff Petroandina Resources Corporation N.V. (“Petroandina”) owns 7,250 Class A shares (the “Petroandina Shares”), and HNR Energia B.V. (“Harvest Sub”) owns 12,750 Class A shares (the “Harvest Shares”), in Harvest-Vinccler Dutch Holding B.V. (“HVDH” or the “Company”);

WHEREAS, Petroandina purchased the Petroandina Shares from Harvest in December 2013 pursuant to a share purchase agreement (the “Harvest-Petroandina SPA”) dated as of December 16, 2013;

WHEREAS, Petroandina’s and Harvest Sub’s respective rights and obligations in connection with their joint investment in the Company are governed by a shareholders’ agreement (the “Shareholders’ Agreement”) dated as of December 16, 2013, and Harvest Sub’s obligations under the Shareholders’ Agreement are guaranteed by Harvest Natural Resources, Inc. (“Harvest Parent,” and, together with Harvest Sub, “Harvest,” and, together with Petroandina, the “Parties,” with each being a “Party”) pursuant to a parent guarantee (the “Parent Guarantee”);

WHEREAS, Harvest Sub wishes to sell the Harvest Shares to CT Energy SRL (“CT Energy”) (the “Proposed Transaction”) pursuant to a share purchase agreement entered into by and among CT Energy, HNR Energia and HNR dated as of June 29, 2016 (the “Harvest-CT Energy SPA”);

WHEREAS, on July 12, 2016, Petroandina filed a motion for a preliminary injunction to enjoin the Proposed Transaction in Delaware Chancery Court (the “Court”), C.A. No. 10584-VCL (the “Motion”);

WHEREAS, on August 16, 2016, the Court granted the Motion and issued an Order, inter alia, enjoining Harvest from effecting the Proposed Transaction (the “Order”);

WHEREAS, the Parties have resolved their dispute regarding the Proposed Transaction on the terms set forth in a settlement agreement dated as of September 8, 2016 (the “Settlement Agreement”), attached hereto as Exhibit 1, which, following consummation of the transaction set forth therein, will result in the dismissal of this action; and

NOW THEREFORE, IT IS HEREBY STIPULATED AND AGREED, by the Parties, through their undersigned counsel, subject to the approval of the Court:

1.	The Order is hereby amended to permit Harvest Sub, Harvest Parent, and their officers, directors, agents, employees, attorneys, affiliates, subsidiaries, successors, transferees, or assigns, and all persons acting in concert or participation with any of them, to effect the transactions that are the subject of the Harvest-CT Energy SPA, provided, however, that Harvest Sub, Harvest Party, their officers, directors, agents, employees, attorneys, affiliates, subsidiaries, successors, transferees, or assigns, and all persons acting in concert or participation with any of them, comply with the terms of the Settlement Agreement, including consummating the transaction with respect to the Petroandina Shares set forth in Annex A thereto;

2.	In the event Annex A to the Settlement Agreement is terminated without the closing of the transactions contemplated thereunder, then the Court’s August 16, 2016 Order will remain effective and this action will continue, with each Party reserving all rights, claims and defenses; and

3.	In the event Annex A to the Settlement Agreement is terminated without the closing of the transactions contemplated thereunder, Defendants’ time to respond to the Amended Complaint (Dkt. No. 44) is extended to the thirtieth day after such date of termination.

MORRIS, NICHOLS, ARSHT & TUNNELL LLP

David J. Teklits (#3221)

Kevin M. Coen (#4775)

Alexandra M. Cumings (#6146)

1201 North Market Street Wilmington,

Delaware 19801

(302) 658-9200

Attorneys for Plaintiff Petroandina Resources Corporation N.V.

ROSS ARONSTAM & MORITZ LLP

Garrett B. Moritz (#5646)

Eric D. Selder (#4911)

Benjamin Z. Grossberg (#5615)

100 S. West Street, Suite 400

Wilmington, Delaware 19801

(302) 576-1600

Attorneys for Defendants Harvest Natural Resources, Inc. and HNR Energia B.V.

September [ ], 2016

IT IS ORDERED this             day of             , 2016.

Vice Chancellor

EXHIBIT I

HARVEST-CT ENERGY SPA

[Incorporated by reference to Exhibit 2.1 to the Current Report on Form 8-K of Harvest Natural

Resources, Inc. filed with the Securities and Exchange Commission on June 30, 2016]

EXHIBIT II

FORM OF NOTARY LETTER

(document is subject to review and comment by the Sale Parties’ Dutch counsel)

P.O. Box 1507, 3000 BM Rotterdam Weena 355, Rotterdam
ADDRESSEES: Petroandina Resources Corporation N.V. (“Seller”) CT Energy Holding SRL (“Buyer”)	Ph.H.F. König civil-law notary T +31 (0)10-2172519 F +31 (0)10-2172707 p.konig@houthoff.com

Rotterdam, [•], 2016

Re: NOTARY LETTER RELATING TO SETTLEMENT AGREEMENT

Our ref: [•]

Dear all,

I refer to the transfer of 7,250 ordinary Class A shares in the capital of Harvest-Vinccler Dutch Holding B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid), existing under the laws of the Netherlands, with its corporate seat in Amsterdam (The Netherlands) and its place of business at (1097 JB) Amsterdam (The Netherlands), Prins Bernhardplein 200, registered with the trade register under number 14037775 (the “Company”), by the Seller to the Buyer as set out in the Settlement Agreement attached hereto as Annex I (the “Settlement Agreement”), entered into on September 8, 2016 by and among the Buyer, the Seller, Harvest Natural Resources, Inc., a Delaware corporation, and HNR Energia B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) existing under the laws of Curacao, and proposed to be effectuated by execution of the Deed of Transfer (as defined in Annex A of the Settlement Agreement) on [•], 2016 (the “Closing Date”) or such other date as the parties to the Settlement Agreement may agree upon (the “Transaction”).

Capitalised terms used but not otherwise defined in this letter shall have the meanings ascribed to them in the Settlement Agreement.

With reference to the Settlement Agreement and the Deed of Transfer, and the subsequent flow of funds to be deposited with and released by me to parties to this Transaction, I confirm to the addressees of this letter the following:

Pre completion payment

1.	You have informed me that I may expect to receive from the account of the Buyer (the “Buyer Account”) with the following details:

Account holder	CT Energy Holding SRL
Bank	[•]
Account No.	[•]
BIC	[•]
IBAN	[•]

not later than [13:00 am CET] on [•], 2016, into the third party account (kwaliteitsrekening) of the civil-law notaries of the law firm Houthoff Buruma CoOperatief U.A. (the “Notary Account”), the amount of seventy-two million, seven hundred and sixty-one thousand, eight hundred and twenty-three United States Dollars (US$ 72,761,823) (the “Petroandina Purchase Price”) from the Buyer as follows:

Amount	US$ 72,761,823
Account holder	Derdengelden Notariaat Houthoff Buruma Rotterdam
Bank	ABN AMRO Bank N.V.
Account No.	24.21.20.075
BIC	ABNANL2A
IBAN	NL19ABNA0242120075
With reference	[•] / Petroandina Closing

I will hold the Petroandina Purchase Price as deposited by the Buyer for and on behalf of the Buyer, and I will inform the addressees of this letter about full receipt of the Petroandina Purchase Price, by email sent to the email addresses set out in Annex II (Correspondence) of this letter.

2.	The execution by the addressees of this letter constitutes, inter alia, an irrevocable instruction by the addressees of this letter to me to transfer from the Notary Account the Petroandina Purchase Price in accordance with this letter.

Completion

3.	Upon receipt by me of:

a.	a copy of the Settlement Agreement, duly executed by all parties thereto; and

b.	a copy of the written confirmation of the parties to the Settlement Agreement that all pre-completion actions have been performed or waived prior to proceeding to the execution of the Deed of Transfer in the form of Annex III (the “Initial Completion Confirmation”),

I will execute the Deed of Transfer, upon which I will hold the Petroandina Purchase Price for and on behalf of the Seller, and will order the payment of the Petroandina Purchase Price to the Seller, by wire instruction as soon as possible on the next business day in the Netherlands, in the following bank account:

Amount	US$ 72,761,823
Account holder	Petroandina Resources Corporation N.V.
Bank	[•]
Account No.	[•]
BIC	[•]
ABA	[•]
With reference	Petroandina Purchase Price

and I will inform the addressees of this letter of the payment of the Petroandina Purchase Price, by email sent to the email addresses included in Annex II of this letter.

Failure to complete

4.	If by [24:00 p.m. CET] (the “Cut-Off Time”) on the Petroandina Closing Date I have not received copies of all of the documents referred to in Clause 3, I will:

a.	if requested in writing (which may be by email) by Buyer no later than immediately prior to the Cut-Off Time, hold the Petroandina Purchase Price as deposited by the Buyer for and on behalf of the Buyer for up to one additional business day (being a day other than a Saturday, Sunday or a day on which all banking institutions in New York, New York and Houston, Texas and the Netherlands are authorized or obligated by law or executive order to close (“Business Day”)), in which case such subsequent Business Day shall be deemed the Petroandina Closing Date hereunder; or

b.	if Buyer has not delivered a request for extension pursuant to sub-clause (a), order the payment of the Petroandina Purchase Price by wire instruction into the Buyer Account on the next Business Day with reference “Non-Completion Petroandina Closing,” and I will inform the addressees of this letter of the non-completion of the Transaction, by email sent to the email addresses included in Annex II of this letter.

In the event the Cut-Off Time is extended by one Business Day in accordance with this Clause 4 and I have not received copies of all of the documents referred to in Clause 3 by the Cut-Off Time on such subsequent Business Day, I will order the payment of the Petroandina Purchase Price by wire instruction into the Buyer Account on the next business day in the Netherlands with reference Non-Completion Petroandina Closing,” and I will inform the addressees of this letter of the non-completion of the Transaction, by email sent to the email addresses included in Annex II of this letter.

5.	If, by that time, any step or action has been taken in connection with the Transaction, all of the addressees of this letter will (subject to the provision of appropriate indemnities for costs required in so doing in order to achieve the desired result) use their commercially reasonable efforts to carry out any remedial step or action (to the extent the same is in their control) required to ensure that the relevant original step or action is reversed or rectified in any other manner, with a view to putting all of the relevant addressees in the same position as they were in prior to that step or action being taken, to the extent possible.

Correspondence

6.	I will use the email addresses set out in Annex II for email correspondence to the addressees of this letter.

Interest

7.	Interest, if any, accrued on the Petroandina Purchase Price from the moment of receipt in the Notary Account until the moment of execution of the Deed of Transfer shall accrue and be held for the benefit and the sole instruction of the Buyer, and will be paid on its request. Interest accrued on the Petroandina Purchase Price after the execution of the Deed of Transfer, if any, will accrue and be held for the benefit and sole instruction of the Seller, and will be paid on its request.

Miscellaneous

8.	Each addressee to this letter hereby (by co-signing) expressly waives any right or claim it might have against me to allege that any of the monies referred to in this letter are to be applied in any manner other than strictly in accordance with the provisions of this letter except for gross negligence or wilful misconduct by me. The amount and purposes of the various payments in and out the Notary Account as set out in this letter have been determined based on information provided to me by the addressees of this letter and the addressees of this letter agree that I am not responsible for verifying or ascertaining the accuracy or otherwise of that information nor of any confirmation received pursuant to this letter.

9.	Each addressee to this letter hereby (by co-signing) expressly and unconditionally agrees with me that I may rely on this letter and any confirmation received pursuant to this letter and, in relation thereto, shall not be under any duty or obligation to verify (i) the authenticity of the signatures to this letter and/or to any confirmation received pursuant to this letter whether by regular mail or by electronic mail, or (ii) the authority of such signa-tory/signatories to validly represent the entity they are stating to represent.

10.	Each addressee to this letter hereby (by co-signing) expressly and unconditionally agrees with me that I shall not be liable to any person for any shortfall in the Petroandina Purchase Price or any portion thereof or (save as provided herein) any interest thereon, or other loss, cost or liability in respect of the operation of this letter (including without limitation in respect of any loss, cost or liability caused by the act, omission, fraud, delay, negligence, insolvency or default of any addressee of this letter, bank, financial institution, clearing system or other person or the directors, officers, employees, agents or representatives of any of the foregoing), unless such liability arises as a result of gross negligence, fraud or wilful misconduct on my part.

11.	Furthermore, each addressee to this letter hereby (by co-signing) expressly and unconditionally agrees with me, for the avoidance of doubt, severally but not jointly, to indemnify me and hold me harmless from and against any and all liability, which may arise as a result of the operation of this letter and the actions or omissions in relation thereto by the addressees of this letter, unless such liability arises as a result of gross negligence, fraud or wilful misconduct on my part.

12.	This letter is governed by Dutch law and each of the addressees and signatories hereto irrevocably agrees that the Courts (Rechtbank) of Amsterdam, the Netherlands shall have jurisdiction to hear and determine any suit, action or proceedings, and to settle any disputes, which may arise out of or in connection with this letter and, for such purposes, irrevocably submits to the jurisdiction of such court.

13.	The parties hereby acknowledge that I am associated with Houthoff Buruma Cobperatief U.A., a firm of civil-law notaries and lawyers that advises and represents the Seller and its Affiliates in connection with the Settlement Agreement, the Deed of Transfer and other matters relating to the Transaction. With reference to the Regulation establishing the Professional Rules of Conduct of the Dutch Royal Notarial Society (Koninklijke Notariele Be-roepsorganisatie), the parties hereby (i) acknowledge and agree that the Buyer and the Seller are being advised and/or represented by civil-law notaries and/or lawyers of Houthoff Buruma Cobperatief U.A. in connection with the Settlement Agreement, the Deed of Transfer and other matters relating to the Transaction and (ii) agree that the Buyer and the Seller may, but shall not obligated to request lawyers of Houthoff Buruma Cobperatief U.A. to represent the Buyer and the Seller in any dispute arising out of the Settlement Agreement, the Deed of Transfer and other matters relating to the Transaction.

14.	The general terms and conditions of Houthoff Buruma Cooperatief U.A. are applicable on this letter and attached hereto as Annex IV.

15.	In this letter, “I”, “me” and “my” means Philippe Huib Ferdinand KOnig, civil-law notary in Rotterdam, the Netherlands, or his deputy, substitute or successor in office, or any other civil-law notary associated with Houthoff Buruma CoOperatief U.A. or his deputy, substitute or successor in office.

16.	This letter may be signed in any number of counterparts, all of which take together shall constitute one and the same letter.

Please confirm your agreement to and acceptance of this letter by signing this letter below.

Yours faithfully,

Houthoff Buruma Cooperatief U.A.

Ph.H.F. Konig, civil-law notary

For acceptance and agreement:

PETROANDINA RESOURCES CORPORATION N.V.

By:
Name:
Title:

CT ENERGY HOLDING SRL

By:
Name:
Title:

ANNEX I — SETTLEMENT AGREEMENT

[separate document]

ANNEX II — EMAIL CORRESPONDENCE

Buyer:

Lawyers for the Buyer:

Seller:

Lawyers for the Seller:

ANNEX III — INITIAL COMPLETION CONFIRMATION

To:

Houthoff Buruma

Attn: mr Ph. Konig & mr P.P. de Vries

Weena 355

3013 AL Rotterdam

The Netherlands

p.konicahouthoff.com p.de.vriesAhouthoff.com

Re: Initial Completion Confirmation

Dear Sir, Madam,

We refer to the notary letter relating to the Settlement Agreement, dated September 8, 2016 (the “Notary Letter”), of which each of:

a.	Petroandina Resources Corporation N.V., a company with limited liability (naam-loze vennootschap), existing under the laws of the Netherlands, with its corporate seat in Amsterdam (The Netherlands) and its place of business at (1011 PZ) Amsterdam (The Netherlands), Muiderstraat 7 A, registered with the trade register under number 50187511 (the “Seller”); and

b.	CT Energy Holding SRL, a Barbados Society with Restricted Liabilty (the “Buyer”);

is an addressee, and which relates to the transfer of transfer of 7,250 ordinary Class A shares in the capital of Harvest-Vinccler Dutch Holding B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid), existing under the laws of the Netherlands, with its corporate seat in Amsterdam (The Netherlands) and its place of business at (1097 JB) Amsterdam (The Netherlands), Prins Bernhardplein 200, registered with the trade register under number 14037775, by the Seller to the Buyer as set out in the Settlement Agreement, dated September 8, 2016, attached to the Notary Letter as Annex I (the “Settlement Agreement”), by and among the Buyer, the Seller, and Harvest Natural Resources, Inc., a Delaware corporation, and HNR Energia B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) existing under the laws of Curacao, and proposed to be effectuated by execution of the Deed of Transfer (as defined in the Settlement Agreement).

The Notary Letter requires, inter alia, that the Notary will need to receive copies of written confirmations from each of the Seller and the Buyer that all pre-completion actions have been performed or waived (the “Initial Completion Confirmation”, as defined in the Notary Letter).

We hereby unconditionally and irrevocably confirm that all actions have been performed or waived which were required to be performed prior to proceeding to the execution of the Deed of Transfer, and hereby unconditionally and irrevocably instruct the Notary to execute the Deed of Transfer and perform the other actions to be performed by the Notary, as referred to and set out in the Notary Letter.

This confirmation shall be governed by and construed in accordance with the laws of the Netherlands.

PETROANDINA RESOURCES CORPORATION N.V.

By:
Name:
Title:

CT ENERGY HOLDING SRL

By:
Name:
Title: